Exhibit 99.1

Beach First National Bancshares, Inc.
News Release
Contact:      Walt Standish (843) 916-7813
                      Dick Burch (843) 916-7806

FOR IMMEDIATE RELEASE

Beach First National Announces Second Hilton Head Island Office

Hilton Head Island, SC December 27, 2004 – Beach First National Bank today announced that it will open its second office on Hilton Head Island in early January. Located at The Village at Wexford at 1000 William Hilton Parkway, near the Island’s south end, the new office joins the bank’s first location that opened in February 2003 in the Pineland Station Office Building.

Paul Walter, Beach First National vice president and regional manager, said, “We have always been pleased with the reception our Pineland Station office received from both business and personal customers in Hilton Head. A second location near the Island’s south end will help make Beach First’s community banking services even more convenient to Islanders. Local management and local decision making are the key components of our banking philosophy and we have a fine local staff in place at this office.”

Several staff members have been hired in anticipation of the new office’s opening. Kenny Maguire will serve as vice president and commercial lender, while Janet Hunter has been appointed assistant vice president and branch manager.

Maguire, a resident of Hilton Head since 1988, has nearly 20 years of banking experience. He most recently served Lighthouse Community Bank, now SunTrust, as a vice president for commercial lending. He is a graduate of Emory University.

Hunter has 27 years of banking experience in branch management and operations and most recently served Lighthouse Community Bank as an operations manager. She is a graduate of Montclair State College with a B.A. degree and has resided in Hilton Head for 22 years.

Beach First National is $242 million financial institution headquartered in Myrtle Beach, South Carolina. Beach First operates offices in Myrtle Beach, Surfside Beach, North Myrtle Beach, Pawleys Island, and Hilton Head Island, South Carolina. Beach First offers a full line of banking products and services, including NetTeller internet banking with PowerPay. The company’s stock trades under the symbol BFNB and its website is beachfirst.com.

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.